Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	INVESTORS	Tom White	423 294 8996
	MEDIA	Jim Sabourin	423 294 6043

Unum Group Announces Results of Long-term Care Reserve Review

CHATTANOOGA, Tenn. (September 18, 2018) - Unum Group (NYSE: UNM) is announcing today that it has substantially completed its reserve review for its long-term care block of business, previously referenced in the company's second quarter 2018 earnings release. Based on its analysis, the company expects to increase its long-term care GAAP reserves in the third quarter of 2018 by approximately $590 million after-tax, or approximately $750 million before-tax. Third quarter 2018 results are expected to be announced on October 24, 2018.

The company estimates the impact to its statutory reserves will be approximately $200 million on a before-tax basis, covering both its active life and claim reserves for long-term care for all its legal entities.

The company's capital deployment plan remains unchanged and Unum intends to resume share repurchase activity following the release of its third quarter 2018 results.

The above amounts are subject to the company’s final close procedures for the third quarter and may change when the company closes the quarter in amounts it believes immaterial.

A presentation outlining the company’s reserve assumptions as well as sensitivities of these assumptions can be found in the Investors section of its website at www.unum.com, which can be directly accessed at www.investors.unum.com.

Members of Unum Group senior management will conduct a conference call for shareholders and analysts this morning, September 18, 2018 at 8:00 a.m. Eastern time, to discuss the reserve review. Interested parties are invited to listen to the call by dialing the appropriate number.

For callers in the U.S. and Canada: 888-254-3590,
For international callers: 323-994-2093
Conference ID 7938612

A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that interested parties access the webcast approximately 5-10 minutes prior to the start of the call. The company will maintain a replay of the webcast on

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

its website. Interested parties may also access a replay of the call through Tuesday, September 25, 2018 by dialing the appropriate number.

For callers in the U.S. toll free: 888-203-1112
For callers in the U.S. toll: 719-457-0820
Conference ID 7938612

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM GROUP

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life, and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.3 billion in 2017 and provided $6.9 billion in benefits.

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SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about potential capital plans, are not guarantees of future results and are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) execution risk related to our technology needs; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of Unum Group’s annual report on Form 10-K for the year

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ended December 31, 2017 and its subsequently filed quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and the company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.